As filed with the Securities and Exchange Commission on August 30, 2002

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEXTEL PARTNERS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	91-1930918 (I.R.S. Employer Identification No.)

4500 Carillon Point, Kirkland, Washington (Address of Principal Executive Offices)	98033 (Zip code)

THIRD AMENDED AND RESTATED
NONQUALIFIED STOCK OPTION PLAN

(Full title of the Plans)

Donald Manning
Vice President, General Counsel and Secretary
4500 Carillon Point
Kirkland, Washington 98033

(Name and address of agent for service)

(425) 576-3600
(Telephone number, including area code, of agent for service)

Copies to:
Laura A. Bertin, Esq.
Summit Law Group, P.L.L.C.
1505 Westlake Avenue N., Suite 300
Seattle, Washington 98109

CALCULATION OF REGISTRATION FEE

		Proposed
		maximum	Proposed maximum
	Amount to be	offering price	aggregate offering	Amount of
Title of securities to be registered	registered (1)	per share	price	registration fee

Class A Common Stock, $0.001 par value per share, subject to outstanding options with fixed prices under the Third Amended and Restated	45,000	$2.70 (2)	$121,500	$11
Nonqualified Stock Option Plan	15,000	$4.00 (2)	$60,000	$6

Class A Common Stock, $0.001 par value per share, not subject to outstanding options or not having fixed exercise prices under the Third Amended and Restated Nonqualified Stock Option Plan	11,940,000	$5.66 (3)	$67,580,400	$6,217

		TOTALS:	$67,761,900	$6,234

(1)	Based on shares subject to outstanding options or reserved for future issuance as a result of an amendment increasing the number of shares available for issuance under the Third Amended and Restated Nonqualified Stock Option Plan as of August 27, 2002. Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to such plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Class A Common Stock.

(2)	Computed pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on the exercise prices of options granted as of the filing date of this Registration Statement.

(3)	Estimated as of August 26, 2002, solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices for Nextel Partners, Inc. Class A Common Stock on August 26, 2002, as reported on the Nasdaq National Market, which was $5.66 per share.

STATEMENT UNDER GENERAL INSTRUCTION E —

REGISTRATION OF

ADDITIONAL SECURITIES AND INCORPORATION BY REFERENCE

     This Registration Statement registers 12,000,000 additional shares of the Registrant’s Class A Common Stock authorized for issuance under the Registrant’s Third Amended and Restated Nonqualified Stock Option Plan as a result of an amendment increasing the number of authorized shares available for issuance thereunder, which was approved by the stockholders of the Registrant at its annual meeting on May 14, 2002. Accordingly, the contents of the previous Registration Statement on Form S-8 (File No. 333-34724), including any amendments thereto or filings incorporated therein, are incorporated by reference into this Registration Statement, including periodic reports that the Registrant filed after such Registration Statement on Form S-8 to maintain current information about the Registrant. The reports the Registrant has most recently filed are listed below:

(a)  The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Commission on March 22, 2002;

(b)  The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the Commission on May 14, 2002;

(c)  The Registrant’s Current Report on Form 8-K, filed with the Commission on May 21, 2002, as amended by the Registrant’s Form 8-K/A, filed with the Commission on May 28, 2002, the Registrant’s Form 8-K/A, filed with the Commission on May 29, 2002 and the Registrant’s Form 8-K/A filed with the Commission on June 6, 2002; and

(d)  The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed with the Commission on August 14, 2002.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold, or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

     Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein or contained in this Registration Statement shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

Exhibit Number	Exhibit

5.1	Opinion of Summit Law Group, P.L.L.C.

10.1	Third Amended and Restated Nonqualified Stock Option Plan of Nextel Partners (Incorporated by reference to Exhibit 10.18(b) to the Registrant’s Quarterly Report filed on Form 10-Q for the quarter ended June 30, 2002, filed with the Commission on August 14, 2002 (File Number 000-29633))

23.1	Consent of Summit Law Group, P.L.L.C. (See Exhibit 5.1)

23.2	Consent of Arthur Andersen LLP, Independent Public Accountants*

24	Power of Attorney (See signature page)

*	The Registrant is unable to obtain the consent of Arthur Andersen LLP and has therefore dispensed with the requirement to file such written consent in reliance on Rule 437a of the Securities Act. Because Arthur Andersen LLP has not consented to the inclusion of their reports included or made a part of this Registration Statement, securityholders will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein.

Signatures

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kirkland, State of Washington, on the 27th day of August, 2002.

NEXTEL PARTNERS, INC

By:	/s/ John Chapple

President, Chief Executive Officer and Director (Principal Executive Officer)

Power of Attorney

     Each person whose signature appears below constitutes and appoints John Chapple and John Thompson, or either of them, his true and lawful attorney-in-fact and agent, with the power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact and his agent or his substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated above.

Signature	Title

/s/ John Chapple John Chapple	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ John Thompson John Thompson	Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)

Director

Timothy Donahue

/s/ Andrew Rush	Director

Andrew Rush

Director

Andrew Sinwell

/s/ Dennis Weibling	Director

Dennis Weibling

/s/ Steven Dodge	Director

Steven Dodge

/s/ Caroline Rapking	Director

Caroline Rapking

/s/ Adam Aron	Director

Adam Aron

EXHIBIT INDEX

5.1	Opinion of Summit Law Group, P.L.L.C.

10.1	Third Amended and Restated Nonqualified Stock Option Plan of Nextel Partners (Incorporated by reference to Exhibit 10.18(b) to the Registrant’s Quarterly Report filed on Form 10-Q for the quarter ended June 30, 2002, filed with the Commission on August 14, 2002 (File Number 000-29633))

23.1	Consent of Summit Law Group, P.L.L.C. (See Exhibit 5.1)

23.2	Consent of Arthur Andersen LLP, Independent Public Accountants*

24	Power of Attorney (See signature page)

*	The Registrant is unable to obtain the consent of Arthur Andersen LLP and has therefore dispensed with the requirement to file such written consent in reliance on Rule 437a of the Securities Act. Because Arthur Andersen LLP has not consented to the inclusion of their reports included or made a part of this Registration Statement, securityholders will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein.